Exhibit 10.1

Summary of Director Compensation

Director Category (applicable to non-employee directors)	Annual Retainer	Compensation per Meeting (in-person only)	Number of Annual Stock Options*
Board Members	$20,000	$1,000	20,000/10,000	(1)
Audit Committee Members (excluding Chairman)	$2,500	None	None
Audit Committee Chairman	$25,000	None	None
Compensation Committee Members (including Chairman)	$2,000	None	None
Nominating and Corporate Governance Committee Members (including Chairman)	$2,000	None	None

*	Applicable to all non-employee directors.

(1)	If such option is the first option a director has received from the Company for his or her services as a Board member (the “Initial Grant”), then such option will be for 20,000 shares of the Company’s common stock and the shares subject to such option will vest over four (4) years, with 25% of the shares subject to such option vesting upon the one (1) year anniversary of the date of the grant of such option, and 1/48 of the shares subject to such option vesting monthly thereafter.

If such option is not the Initial Grant, then such option will be for 10,000 shares of the Company’s common stock. If such option is not an Initial Grant, then 1/48 of the shares subject to such option would vest monthly over four (4) years.